EXHIBIT 11.01

                    Statement Regarding Earnings per Share

A summary of Shares of Common Stock and equivalents treated as outstanding for the purposes of calculating net income (loss) per Common Share for periods reported herein is as follows:

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

QUARTER ENDED SETPTEMBER 30, 1997:                                 WEIGHTED
---------------------------------                                 ---------

Shares of Common Stock outstanding                    832,800        832,800

Shares  issued  upon consummation  of
  initial  public  offering  and  related
  concurrent transactions and Underwriters'
  exercise of overallotment option                  1,276,000        610,261
                                                    ---------        -------



                                                    2,108,800      1,443,061
                                                    ---------      ---------


FROM JANUARY 1 THROUGH JUNE 30, 1997:
-------------------------------------

Shares of Common Stock outstanding                    832,800

Shares of common Stock issuable upon:  (1)

      Conversion of 779 shares of Class A
        Preferred Stock                               467,400

      Exercise of Warrants -

         200 A/B Warrants                             120,000

         157 Provident Warrants (2)                    94,200

         Class A Warrants                             282,600
                                                      -------
                                                    1,797,000
                                                    ---------
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


WEIGHTED SHARES OUTSTANDING SUMMARY
FOR NINE MONTHS ENDED                                    WEIGHT
SEPTEMBER 30, 1997                           SHARES      (DAYS)      WEIGHTED
------------------                           ------      ------      --------
January 1 through June 30, 1997           1,797,000       181       1,191,418

Quarter Ended September 30, 1997          1,443,061        92         486,306
                                                          ---      ----------
                                                       273 Days     1,677,724
                                                       --------     ---------

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
                                                           PERIOD ENDED
                                                        SEPTEMBER 30, 1997
                                                  NINE MONTHS       THREE MONTHS
Net loss                                         $(1,015,156)       $  (417,457)

Less: Preferred stock dividend                       (26,000)           (26,000)
                                                 -----------        -----------
Net loss attributable to common
  shareholders                                   $(1,041,156)       $  (443,457)

Weighted shares outstanding                        1,678,000          1,443,000
                                                 -----------        -----------
Loss per common share                            $      (.62)       $      (.30)
                                                 -----------        -----------

(1) Reference should be made to the Company's accounting policy as disclosed in the consolidated financial statements included in Form SB-2. Weighted shares outstanding for the quarters prior to the initial public offering are calculated in accordance with the rules and regulations of the Securities and Exchange Commission. Weighted shares outstanding subsequent to June 30, 1997 are calculated in accordance with APB 15.

(2)  Such warrants were repurchased by the Company on June 30, 1997.

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